UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAMSON OIL & GAS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAMSON OIL & GAS CORPORATE ADVISORY

Denver 2015 hours May 27th, 2012, Perth 1015 hours May 28th, 2012

For the benefit of shareholders planning to attend the General Meeting of Samson Oil & Gas Limited to be held on Wednesday 30 May 2012, the Board of Directors advises that it has determined to withdraw all six of the resolutions that were to be put to shareholders at that meeting.

For and on behalf of the board of

SAMSON OIL & GAS LIMITED

VICTOR RUDENNO

Chairman

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN".Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange AMEX under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,996 million ordinary shares issued and outstanding (including 231 million options exercisable at AUD 1.5 cents), which would be the equivalent of 88.25 million ADSs. Accordingly, based on the NYSE AMEX closing price of US$1.70 per ADS on May 25th, 2012 the Company has a current market capitalization of approximately US$166 million. Correspondingly, based on the ASX closing price of A$0.083 on May 25th, 2012, the Company has a current market capitalization of A$164 million. The options have been valued at their closing price of A$0.071 on May 25th, 2012 and translated to US$ at the current exchange of 0.9744 for purposes of inclusion in the US$ market capitalization calculation.